Exhibit 99.1

Pier 1 Imports, Inc. December Holiday Sales Update

FORT WORTH, Texas--(BUSINESS WIRE)--January 9, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today reported that comparable store sales for the five-week period ended January 4, 2014 increased 1.3% compared to the five-week period ended January 5, 2013. The inclusion of a 53rd week of operations in fiscal 2013 shifted the Company’s fiscal 2014 calendar back one week, which distorts the comparison of holiday trends. As such, we are presenting comparable store sales for the five weeks ending the first Saturday in calendar January of each respective year. Before adjusting for the calendar shift, comparable store sales for fiscal December 2014 decreased 5.7%, which compares to a comparable store sales increase of 8.2% for the five-week fiscal period ended December 29, 2012.

“We’re extremely disappointed that December sales results came in well below our expectations, especially considering our holiday selling season kicked off with a record post-Thanksgiving weekend,” commented Alex W. Smith, President and Chief Executive Officer. “The disruption caused by wintry weather in the first half of December, which we discussed on our third quarter earnings call, continued to impact us throughout the balance of the month and into January. Store traffic in key markets was significantly affected by adverse weather in fiscal December, with the majority of the days concerned falling on our all-important weekends. Our holiday assortments were excellent and our execution both in-store and online was first class – making it all the more upsetting to have our results impacted by forces beyond our control. A strong balance of regular and promotional pricing, together with our customer engagement strategies, drove increased conversion and average ticket during the month, making the best of soft store traffic. Of note, we saw particular strength across our stores business in the southeast, southwest and California, where calendar adjusted comparable store sales increased in the mid-single digits.”

“Our e-Commerce business remained strong and continues to outperform our expectations, generating approximately 4% of total sales in fiscal December. In fact, the sales contribution from Pier1.com was substantially higher in weather impacted areas and reflects the increasing importance of our omni-channel strategy, ‘1 Pier 1’. Once again we reached new monthly highs in terms of both traffic and conversion through Pier1.com, with the site averaging 2.2 million visitors per week in December.”

Mr. Smith concluded, “Our inventory levels are on plan, we have a compelling assortment of new spring products arriving in stores this month and our Pier 1 Imports customers continue to respond well to our unique merchandise and value offering. Because December is our biggest selling month of the year, we are reducing our guidance for the fourth quarter and full year fiscal 2014 to reflect the disruption to sales, and to a lesser extent, merchandise margin, during this important time-frame. As frustrating as these results are for all of us, they have no bearing on the execution of our longer-term strategy. We remain confident that the opportunity for growth in both our Pier 1 Imports stores and e-Commerce business is significant. Additionally, we remain committed to returning value to our shareholders and will continue to carefully balance the utilization of our cash generated from operations between investments back into the business to drive growth, and distributions to shareholders, including our current $200 million share repurchase program and quarterly cash dividends.”

Financial Guidance

The Company’s fiscal 2014 fourth quarter and fiscal year will include 13 weeks and 52 weeks of operating results, respectively. This compares to the fourth quarter and full year of fiscal 2013, which included 14 weeks and 53 weeks, respectively. As previously disclosed, the Company estimates the 53rd week of fiscal 2013 contributed $29 million to net sales and approximately $0.03 to earnings per share. The Company is providing the following financial guidance for the fiscal 2014 fourth quarter on a comparable 13-week basis:

  Total sales growth in the low- to mid-single digit range
  Comparable store sales approximately flat
  Earnings per share in the range of $0.47 to $0.52, compared to prior guidance of $0.60 to $0.66

The Company is providing the following financial guidance for fiscal year 2014 on a comparable 52-week basis:

  Total sales growth in the mid- to high-single digit range
  Comparable store sales growth in the low- to mid-single digit range
  EBITDA growth ranging from approximately flat to 3%, compared to prior guidance of 9% to 13%
  Depreciation and amortization of approximately $38 million compared to $31 million in FY13
  Effective annual income tax rate of approximately 38% compared to 35.6% in FY13
  Earnings per share in the range of $1.07 to $1.12, compared to prior guidance of $1.21 to $1.27
  Capital expenditures of approximately $75 million

ICR XChange Investor Conference

The Company today announced that it is participating in the ICR XChange Investor Conference being held January 13-15, 2014 at the JW Marriott Orlando Grande Lakes in Orlando, Florida. Cary Turner, Senior Executive Vice President and Chief Financial Officer of the Company, is scheduled to give a presentation on Tuesday, January 14, 2014.

Fourth Quarter and Fiscal 2014 Year-End Results

The Company will announce fourth quarter and fiscal 2014 year-end results for the period ending March 1, 2014 on April 10, 2014 and will host a conference call later that morning to discuss the results.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). All figures in this release are preliminary and remain subject to the completion of the normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. This press release references EBITDA, a non-GAAP financial measure.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance.

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K, and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400